UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 22, 2017

Dermira, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-36668	27-3267680
(Commission File Number)	(IRS Employer Identification No.)

275 Middlefield Road, Suite 150 Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 421-7200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 22, 2017, Dermira, Inc. (the “Company”) entered into a Sublease Agreement (the “Sublease”) with McDermott Will & Emery LLP, an Illinois limited liability partnership (“Sublessor”), pursuant to which the Company will sublease from Sublessor an additional approximately 23,798 rentable square feet of space in the building located at 275 Middlefield Road, Menlo Park, California (the “Sublease Premises”).

Subject to the consent of the master landlord, BVK 275 Middlefield LLC (the “Master Landlord”), the Sublease term will commence (the “Commencement Date”) on the earlier to occur of (i) January 1, 2018, and (ii) the date on which the Company completes its tenant improvements to the Sublease Premises (the “Alterations”), and end on April 30, 2024 (the “Expiration Date”), unless sooner terminated pursuant to the terms of the Sublease.  The Company will pay all costs and expenses associated with the Alterations.

The Company will pay Sublessor an initial monthly base rent of approximately $139,218.30, or an annual base rent of approximately $1.67 million, which will increase annually by approximately three percent (3%), plus additional monthly fees to cover the Company’s share of certain facility expenses related to the Sublease Premises, including utilities, property taxes, insurance and maintenance. The Company is entitled to an abatement of the monthly base rent for the period commencing on the Commencement Date and ending 45 days after the Commencement Date.  Accordingly, the Company’s obligation to pay the monthly base rent commences on the date that is 46 days after the Commencement Date.

In connection with execution of the Sublease, the Company delivered to Sublessor a cash security deposit in the amount of Three Hundred Thousand Dollars ($300,000), which will be replaced by an irrevocable commercial letter of credit in the same amount within thirty (30) days thereafter, to be held as security for the faithful performance and observation by the Company of the terms, covenants and conditions of this Sublease. The cash security deposit will be returned to the Company upon receipt of the letter of credit.

The Sublease is subject to and subordinate to Sublessor’s lease of the Sublease Premises pursuant to its lease with Master Landlord dated as of November 6, 2008, as amended (the “Master Lease”).  The Sublease contains customary default provisions incorporated by reference from the Master Lease allowing Sublessor to terminate the Sublease if the Company fails to cure a breach of any of its obligations within specified time periods.  The Company may not assign or further sublease all or any part of the Sublease Premises without the prior written consent of Sublessor and Master Landlord.

The foregoing summary of the Sublease is not complete and is qualified in its entirety by reference to the Sublease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2017.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2017	DERMIRA, INC.

	By:	/s/ Andrew L. Guggenhime
Name: Andrew L. Guggenhime
Title: Chief Operating Officer and Chief Financial Officer